Exhibit 99.1

Analyst Contact:
Kurt Abkemeier investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Declares Quarterly Dividend

Chicago, November 11, 2015 – Inteliquent, Inc. (NASDAQ: IQNT), the carrier for communication service providers, announced today that its Board of Directors has declared a quarterly dividend of $0.15 per outstanding share of common stock. The quarterly dividend will be paid on December 9, 2015 to stockholders of record as of the close of business on November 25, 2015.

About Inteliquent

Inteliquent is a leading provider of connectivity among communications service providers of all types. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately fifteen billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.

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